Exhibit 6.28

PACASO INC.

FOURTH AMENDMENT TO EQUITY INCENTIVE PLAN

THIS FOURTH AMENDMENT TO EQUITY INCENTIVE PLAN (this “Amendment”) of Pacaso Inc. (the “Company”) is dated as of December 31, 2024. Capitalized terms otherwise not defined in this Amendment shall have the definitions ascribed to them in the Company’s Equity Incentive Plan (the “Plan”).

NOW, THEREFORE, the Plan shall be amended as follows in accordance with Section 13 of the Plan:

1. The first sentence of Section 1(a) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

a. Pacaso Inc. (the “Company”) hereby establishes an equity compensation plan to be known as the Pacaso Inc. Equity Incentive Plan (the “Plan”) for executives for Pacaso Inc., and any other affiliates or subsidiaries participating in the Plan.

2. Section 2(a) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

a. Basic Limit. Subject to adjustment under Section 10 and the provisions of this Section 2, the aggregate number of Shares issued under the Plan shall not exceed the sum of (i) 34,443,843 Shares, and (ii) an annual increase on the first day of each calendar year beginning January 1, 2024 and ending on and including January 1, 2031, equal to the lesser of (x) 1.0% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year, and (y) such smaller number of Shares as is determined by the Board. The number of Shares that are subject to Awards outstanding at any time under the Plan may not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

3. The first sentence of Section 10(a) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

a. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation) and/or under Applicable Law, such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Board shall cause there to be an equitable adjustment in: (i) the number and kind of Shares available for future grants under Section 2, (ii) the number and kind of Shares covered by each outstanding Stock Option, Stock Appreciation Right, Restricted Share Unit or Other Share-Based Award, (iii) the exercise price under each outstanding Stock Option or Stock Appreciation Right and the purchase price applicable to any other outstanding Award, and (iv) any repurchase price that applies to Shares granted under the Plan pursuant to the terms of a Company repurchase right under the applicable Award Agreement, in each case to prevent dilution or enlargement of the rights of Participants.

4. The first sentence of Section 11 of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

Unless otherwise expressly set forth in an Award Agreement, it is intended that awards granted under the Plan shall be exempt from Section 409A of the Code, and any ambiguity in the terms of an Award Agreement and the Plan shall be interpreted consistently with this intent and Applicable Law.

5. The first and fourth sentences of Section 11 of the Plan shall be deleted in their entirety and the following substituted in lieu thereof:

A 409A Award shall be subject to such additional rules and requirements as specified by the Board from time to time in order for it to comply with the requirements of Section 409A of the Code and Applicable Law.

6. Section 14(b) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

b. No Right of Continued Employment or Service. The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate with or without Cause such Participant’s employment or other service at any time.

7. The definitions of “Consultant”, “Securities Act” and “Subsidiary” set forth in Section 15 of the Plan shall be deleted in their entirety and the following substituted in lieu thereof:

“Consultant” means a person, excluding Employees and Directors, who performs bona fide services for the Company or a Subsidiary as an independent contractor and who qualifies as a consultant or advisor under Rule 701(c)(1) of the Securities Act or under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, and its equivalent under local law.

“Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty percent by reason of stock ownership or otherwise, regardless of the country under it was incorporated.

8. Except as herein amended, the terms and provisions of the Plan, as amended, shall remain in full force and effect as originally adopted and approved.

(Next page is signature page)

IN WITNESS WHEREOF, the undersigned hereby certifies that this Fourth Amendment to Equity Incentive Plan was duly adopted by the Board of Directors and Stockholders of the Company, effective as of the date first above written.

Pacaso Inc.

By:	/s/ Austin Allison
Name:	Austin Allison
Title:	Chief Executive Officer